Exhibit 99.1

Rosetta Stone Inc. Reports Second Quarter 2019 Results

Company delivers year-over-year revenue growth for the second consecutive quarter since 2014, driven by 19% growth from Lexia and 6% growth from Consumer Language

ARLINGTON, VA —August 6, 2019 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 19% year-over-year to a record $15.1 million.
•	Revenue within the Consumer Language segment increased 6% year-over-year to $16.3 million.
•	Revenue within the Enterprise & Education (“E&E”) Language segment decreased 6% year-over-year to $14.5 million.
•

Total operating expenses increased 2% year-over-year, to $40.1 million. Consolidated second quarter net loss was $2.8 million, an improvement of $1.4 million from a net loss of $4.2 million in the same quarter a year ago, driven by higher revenues in our Lexia and Consumer Language segments.

•	Adjusted EBITDA, a non-GAAP financial measure, was $2.0 million in the second quarter 2019, an increase of 42%, compared to $1.4 million in the year-ago period.
•	At June 30, 2019 the Company had $9.9 million in short term debt outstanding and cash and cash equivalents totaled $20.8 million.

“Our second quarter results continued to demonstrate that we have returned the business to growth, and that this growth is leading to improved profitability,” said John Hass, Chairman and Chief Executive Officer.  “We are now focused on delivering the strong second half growth goals for our Literacy segment, while continuing to build on the turnaround in our Language businesses.”

Mr. Hass continued, “Going forward we will build on these gains to expand our presence in K-12 and leverage the iconic Rosetta Stone brand and world class language product.”

Second Quarter 2019 Review

Revenue: Total revenue in the second quarter of 2019 was $45.9 million, compared to $43.5 million in the second quarter of 2018, primarily due to an increase in Lexia and Consumer Language revenue, partially offset by a decline in E&E Language revenue.

Revenue at Lexia increased 19% year-over-year to $15.1 million. Lexia's sustained revenue growth reflects strong demand for its product portfolio, high retention rates, and increased effectiveness of the Company's direct sales force. Literacy bookings increased over the prior year period reflecting a continuing trend of both new and renewal bookings consolidating into the third calendar quarter, which is the beginning of the school operating year.

Consumer Language segment revenue increased 6%, or 9% excluding decommissioned Fit Brains, year-over-year to $16.3 million, reflecting higher bookings and the benefit of previously deferred subscription revenue. Subscribers grew 28% year-over-year to 533,000 at June 30, 2019. Subscriber growth was largely driven by the inclusion of lower priced, shorter initial duration subscriptions in the Company’s portfolio. Subscriptions with a duration of one year or less totaled 44% of the subscription unit mix at the end of the second quarter 2019, up from 40% at the end of the same quarter last year.  Consumer Language bookings totaled $15.1 million in Q2 2019, up year over year from $14.6 million before the decommissioned Fit Brains.

E&E Language segment revenue decreased 6% year-over-year to $14.5 million. E&E language bookings decreased $2.5 million, or 14% year-over-year, largely driven by the absence of $1.9 million in non-core custom content bookings recorded in the prior-year quarter.

US$ thousands, except for percentages

	Three months ended June 30,
	2019	Mix %	2018	Mix %	% change
Revenue from:
Literacy	$15,101	33%	$12,695	29%	19%
E&E Language	14,502	32%	15,356	35%	(6)%
Consumer Language	16,339	35%	15,451	36%	6%
Total Revenue	$45,942	100%	$43,502	100%	6%

Net Loss:  In the second quarter 2019, the Company reported a net loss of $ 2.8 million, or $(0.12) per diluted share.  In the comparable period a year ago, the Company reported a net loss of $4.2 million, or $(0.18) per diluted share. Total operating expenses increased $0.9 million, or 2% year-over-year, to $40.1 million driven by increases in sales and marketing and general and administrative expense, partially offset by a decrease in research and development expenses.

Balance Sheet: The Company had cash and cash equivalents of $20.8 million and $9.9 million in short term debt at June 30, 2019. Deferred revenue totaled $142.8 million at June 30, 2019, compared to $162.9 million at December 31, 2018. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $94.2 million, or approximately 66% of the total June 30, 2019 balance.

Free Cash Flow and Adjusted EBITDA: Net cash used in operating activities was $14.8 million in the second quarter of 2019 compared to $14.3 million in the second quarter last year. Free cash flow, a non-GAAP financial measure, was an outflow of $19.8 million in the second quarter 2019, compared to an outflow of $18.5 million in the same period a year ago.

Adjusted EBITDA, a non-GAAP financial measure, was $2.0 million in the second quarter 2019, an increase of 42%, compared to $1.4 million in the year-ago period.

2019 Outlook

The Company is providing the following guidance for the full year ending December 31, 2019 (US$ millions):

	Full Year
	2018 Actual	2019 Guidance
Revenue from:
Literacy	$52.8	$ ~63.0
Combined Language	120.8	~124.0
Total Revenue	$173.6	$ ~187.0
Consolidated Revenue Plus Change in Deferred Revenue	181.0	196.0 - 203.0
GAAP Net Loss	(21.5)	~(15.0)
Adjusted EBITDA	0.2	~6.0
Operating Cash Flow[1]	10.4	17.0 - 23.0
Capital Expenditures	16.9	~20.0
Ending Cash Balance[2]	$38.1	$38.0 - 42.0

1 Includes approximately $4.5 million and $0.5 million of SOURCENEXT cash receipts in 2018 and 2019, respectively.

2 Assumes no debt.

Earnings Conference Call

In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until 11:59 p.m. ET on Tuesday, August 13, 2019. Investors may dial into the replay using 1-412-317-6671 and passcode 13692171.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our literacy or language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2018, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.

Non-GAAP Financial and Statistical Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•

Bookings represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•

Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.
•

Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:

Lasse Glassen / Jason Terry

Addo Investor Relations

1-310-829-5400

IR@rosettastone.com

Media Contact:

Andrea Riggs

1-917-572-5555

ariggs@rosettastone.com

ROSETTA STONE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of
	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$20,773	$38,092
Restricted cash	33	82
Accounts receivable (net of allowance for doubtful accounts of $398 and $372 at June 30, 2019 and December 31, 2018, respectively)	25,660	21,950
Inventory	1,652	933
Deferred sales commissions	10,103	11,597
Prepaid expenses and other current assets	4,773	4,041
Total current assets	62,994	76,695
Deferred sales commissions	6,096	6,933
Property and equipment, net	39,891	36,405
Operating lease right-of-use assets	6,373	—
Intangible assets, net	15,080	15,850
Goodwill	49,162	49,239
Other assets	1,870	2,136
Total assets	$181,466	$187,258
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$8,472	$8,938
Accrued compensation	7,444	9,046
Income tax payable	283	328
Operating lease liabilities	1,611	—
Borrowings under credit facility	9,900	—
Other current liabilities	12,278	13,925
Deferred revenue	94,170	113,378
Total current liabilities	134,158	145,615
Deferred revenue	48,661	49,507
Deferred income taxes	2,261	2,776
Operating lease liabilities	4,657	—
Other long-term liabilities	1,099	1,368
Total liabilities	190,836	199,266
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively)	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 25,017 and 24,426 shares issued, and 24,017 and 23,426 shares outstanding, at June 30, 2019 and December 31, 2018, respectively)	2	2
Additional paid-in capital	208,396	202,355
Treasury stock, at cost; 1,000 and 1,000 shares at June 30, 2019 and December 31, 2018, respectively)	(11,435)	(11,435)
Accumulated loss	(202,943)	(199,592)
Accumulated other comprehensive loss	(3,390)	(3,338)
Total stockholders' deficit	(9,370)	(12,008)
Total liabilities and stockholders' deficit	$181,466	$187,258

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenue	$45,942	$43,502	$90,553	$86,310
Cost of revenue	8,861	7,930	17,287	17,364
Gross profit	37,081	35,572	73,266	68,946
Operating expenses
Sales and marketing	25,800	24,874	49,038	49,065
Research and development	5,776	6,019	11,514	12,325
General and administrative	8,566	8,324	17,258	16,856
Total operating expenses	40,142	39,217	77,810	78,246
Loss from operations	(3,061)	(3,645)	(4,544)	(9,300)
Other income and (expense):
Interest income	9	23	42	48
Interest expense	(99)	(81)	(159)	(164)
Other income and (expense)	519	(1)	1,315	(229)
Total other income and (expense)	429	(59)	1,198	(345)
Loss before income taxes	(2,632)	(3,704)	(3,346)	(9,645)
Income tax expense	175	454	5	915
Net loss	$(2,807)	$(4,158)	$(3,351)	$(10,560)
Loss per share:
Basic	$(0.12)	$(0.18)	$(0.14)	$(0.47)
Diluted	$(0.12)	$(0.18)	$(0.14)	$(0.47)
Common shares and equivalents outstanding:
Basic weighted average shares	23,455	22,663	23,247	22,561
Diluted weighted average shares	23,455	22,663	23,247	22,561

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,807)	$(4,158)	$(3,351)	$(10,560)
Non-cash adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	1,356	1,353	2,576	1,936
Loss (gain) on foreign currency transactions	(517)	(125)	191	120
Bad debt expense	136	136	123	61
Depreciation and amortization	3,457	3,479	6,986	7,089
Operating lease costs	533	—	1,059	—
Deferred income tax (benefit) expense	77	81	(515)	117
(Gain) loss on disposal or sale of assets	1	(17)	(1,394)	(17)
Amortization of deferred financing costs	19	34	33	68
Net change in:
Accounts receivable	(12,063)	(9,907)	(3,826)	1,131
Inventory	111	(44)	(718)	1,423
Deferred sales commissions	335	(7)	2,332	1,648
Prepaid expenses and other current assets	(30)	729	(819)	90
Income tax receivable or payable	(320)	(256)	(49)	(347)
Other assets	(233)	(235)	(89)	(401)
Accounts payable	1,129	1,667	(466)	1,609
Accrued compensation	(3,468)	(6,185)	(1,027)	(4,588)
Other current liabilities	1,298	(1,135)	(1,324)	(3,548)
Operating lease liabilities	(516)	—	(1,060)	—
Other long-term liabilities	—	—	(31)	—
Deferred revenue	(3,345)	274	(20,045)	(10,565)
Net cash used in operating activities	(14,847)	(14,316)	(21,414)	(14,734)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,995)	(4,188)	(9,709)	(8,136)
Proceeds from sale of assets	400	17	1,396	17
Net cash used in investing activities	(4,595)	(4,171)	(8,313)	(8,119)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	2,143	849	2,887	1,316
Proceeds from borrowings under credit facility	10,500	—	10,500	—
Repayments of borrowings under credit facility	(600)	—	(600)	—
Payment of deferred financing costs	(45)	—	(47)	—
Payments under financing lease liabilities	(112)	(110)	(222)	(225)
Net cash provided by financing activities	11,886	739	12,518	1,091
Decrease in cash, cash equivalents, and restricted cash	(7,556)	(17,748)	(17,209)	(21,762)
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	21	(469)	(159)	(276)
Net decrease in cash, cash equivalents, and restricted cash	(7,535)	(18,217)	(17,368)	(22,038)
Cash, cash equivalents, and restricted cash—beginning of period	28,341	39,215	38,174	43,036
Cash, cash equivalents, and restricted cash—end of period	$20,806	$20,998	$20,806	$20,998

ROSETTA STONE INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
GAAP net loss	$(2,807)	$(4,158)	$(3,351)	$(10,560)
Total other non-operating (income) and expense, net	(429)	59	(1,198)	345
Income tax expense	175	454	5	915
Depreciation and amortization	3,457	3,479	6,986	7,089
Stock-based compensation expense	1,356	1,353	2,576	1,936
Restructuring expense	—	(23)	—	8
Other EBITDA adjustments	269	261	322	402
Adjusted EBITDA*	$2,021	$1,425	$5,340	$135

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.

RECONCILIATION OF CASH USED IN OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net cash used in operating activities	$(14,847)	$(14,316)	$(21,414)	$(14,734)
Purchases of property and equipment	(4,995)	(4,188)	(9,709)	(8,136)
Free cash flow *	$(19,842)	$(18,504)	$(31,123)	$(22,870)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.

Supplemental Information

(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Mar 31	Jun 30
	2018	2018	2018	2018	2018	2019	2019
Revenue by Segment (in thousands, except percentages)

Literacy	12,384	12,695	13,215	14,472	52,766	14,806	15,101
E&E Language	15,436	15,356	14,990	14,594	60,376	14,443	14,502
Consumer Language	14,988	15,451	14,545	15,508	60,492	15,362	16,339
Total	42,808	43,502	42,750	44,574	173,634	44,611	45,942

YoY Growth (%)
Literacy	22%	22%	20%	20%	21%	20%	19%
E&E Language	(6)%	(11)%	(9)%	(3)%	(7)%	(6)%	(6)%
Consumer Language	(29)%	(15)%	(22)%	(13)%	(20)%	2%	6%
Total	(10)%	(5)%	(7)%	—	(6)%	4%	6%

% of Total Revenue
Literacy	29%	29%	31%	32%	30%	33%	33%
E&E Language	36%	35%	35%	33%	35%	32%	32%
Consumer Language	35%	36%	34%	35%	35%	34%	35%
Total	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	36,965	37,759	37,747	39,936	152,407	39,830	41,179
International	5,843	5,743	5,003	4,638	21,227	4,781	4,763
Total	42,808	43,502	42,750	44,574	173,634	44,611	45,942

Revenues by Geography (as a %)
United States	86%	87%	88%	90%	88%	89%	90%
International	14%	13%	12%	10%	12%	11%	10%
Total	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.